EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter Ended September 30, 2010

WOOSTER, Ohio, Oct. 28, 2010 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net income of $674,000, or $0.23 per diluted share for the second fiscal quarter ended September 30, 2010, compared to $652,000, or $0.23 per diluted share for the second fiscal quarter ended September 30, 2009. The increase in net income was primarily due to a decrease in the provision for loan losses, partially offset by a decrease in net interest income, mainly due to lower market interest rates on loans and investments, and an increase in other operating expenses including marketing, foreclosure, appraisal and legal expense.

Net interest income decreased $100,000 for the quarter ended September 30, 2010, compared to the quarter ended September 30, 2009. Interest income decreased $474,000 during the 2010 quarter mainly due to lower overall market interest rates during the 2010 quarter compared to the 2009 quarter. Interest expense decreased $374,000 during the quarter as a result of lower market interest rates being reflected in rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by higher deposit balances. As noted last quarter, and continuing this quarter, the decrease in interest expense is slowing as rates reach competitive floors while the decrease in interest income continues due to low market interest rates affecting origination rates, repricing rates on existing adjustable rate assets and reinvestment rates for securities portfolio cash flows.

Noninterest income decreased $25,000, mainly due to lower service charge, other and trust income, partially offset by increased gains on the sale of residential mortgage loans. Noninterest expense increased by $110,000, mainly due to an increase in other operating expense including marketing expense, loan origination costs related to refinancings caused by the low interest rate environment and costs associated with the foreclosure, operations and marketing of properties acquired through foreclosure, along with an increase in compensation expense mainly due to normal merit pay increases and increased benefits costs compared to the prior year period.

A provision for loan losses of $120,000 was made for the 2010 quarter compared to $380,000 provided for the 2009 quarter, based on management's assessment of probable incurred losses in the portfolio. The decrease was mainly due to lower loan portfolio balances, partially offset by management's analysis of economic factors in the Company's market area and the continuing negative change in those factors from the 2009 quarter to the 2010 quarter.

For the six month period ended September 30, 2010, net income totaled $1,317,000, or $0.45 per diluted share, compared to net income of $1,184,000, or $0.41 per diluted share for the six month period ended September 30, 2009.

Net interest income decreased $76,000 for the six months ended September 30, 2010 compared to the six months ended September 30, 2009. Interest income decreased $909,000 for the 2010 six month period compared to the same period in 2009, mainly due to lower overall market interest rates during the 2010 period compared to the 2009 period. Interest expense decreased $833,000 compared to the prior year period mainly due to lower rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati and lower borrowed funds balances, partially offset by higher deposit balances. As noted above, the decrease in interest expense is slowing as rates reach competitive floors while the decrease in interest income continues due to low market interest rates affecting origination rates, repricing rates on existing adjustable rate assets and reinvestment rates for securities portfolio cash flows.

Noninterest income decreased $23,000, primarily due to a $66,000 decrease in service charge income, partially offset by increased gains on sale of residential mortgage loans, a gain on disposal of property acquired through foreclosure and increased trust income. Noninterest expense decreased by $43,000, mainly due to a special assessment imposed by the FDIC on all insured institutions during the 2009 period that was not repeated in the 2010 period and decreased occupancy expenses, partially offset by increased compensation expense, mainly due to normal merit increases, and increased marketing expense.

A provision for loan losses of $310,000 was made for the six months ended September 30, 2010 compared to $545,000 provided during the six months ended September 30, 2009, based on management's assessment of probable incurred losses in the portfolio. The decrease was mainly due to lower loan portfolio balances, partially offset by management's analysis of economic factors in the Company's market area and the continuing negative change in those factors from the 2009 period to the 2010 period.

At September 30, 2010, non-performing and impaired assets (non-accrual loans, impaired loans and real estate acquired through foreclosure) increased to $10.0 million, or 2.43% of total assets, compared to $9.4 million, or 2.31% of total assets at March 31, 2010.   Economic conditions in the Company's market area continue to be difficult, with high levels of unemployment and foreclosure activity. A net increase in nonperforming loans reflects new nonperforming loans during the period, partially offset by paydowns and payoffs resulting from workout efforts during the period. A net increase in impaired loans during the period reflects new troubled debt restructurings, partially offset by paydowns, payoffs and loans returned to performing status in accordance with regulatory and accounting guidance. A net decrease in the balance of real estate acquired through foreclosure reflects additional properties taken into inventory, more than offset by sales of properties. Management continues to work proactively to identify and address impaired borrowers in order to design workouts that minimize losses to the Company and its borrowers.

At September 30, 2010, Wayne Savings Bancshares, Inc. reported total assets of $410.6 million, an increase of $4.6 million from total assets of $406.0 million at March 31, 2010. The allowance for loan losses totaled $3.1 million, or 1.26% of loans at September 30, 2010, compared to $2.8 million, or 1.13% of loans at March 31, 2010. Deposits totaled $315.0 million at September 30, 2010, an increase of $3.1 million from total deposits of $311.9 million at March 31, 2010.   Stockholders' equity amounted to $38.7 million, or 9.43% of total assets, at September 30, 2010, an increase of $1.7 million from $37.0 million, or 9.11% of total assets, at March 31, 2010. The increase in stockholders' equity was mainly due to the addition of net income and an increase in other comprehensive income associated with unrealized gains on securities available for sale, partially offset by the payment of dividends.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended September 30,

	2010	2009

Quarterly Results

Net Interest Income	$3,234	$3,334
Net Income	$674	$652
Earnings Per Share:
Basic	$ 0.23	$ 0.23
Diluted	$ 0.23	$ 0.23
Return on Average Assets (Annualized)	0.66%	0.65%
Return on Average Equity (Annualized)	6.98%	7.24%

	For the Six Months
	ended September 30,

	2010	2009

Year to Date Results

Net Interest Income	$6,506	$6,582
Net Income	$1,317	$1,184
Earnings Per Share:
Basic	$ 0.45	$ 0.41
Diluted	$ 0.45	$ 0.41
Return on Average Assets (Annualized)	0.64%	0.59%
Return on Average Equity (Annualized)	6.91%	6.69%

	September 30,	March 31,
	2010	2010

End of Period Data

Total Assets	$410,627	$406,032
Stockholders' Equity to Total Assets	9.43%	9.11%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$12.89	$12.31

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data --- unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest income	$ 4,601	$ 5,075	$ 9,308	$ 10,217
Interest expense	1,367	1,741	2,802	3,635
Net interest income	3,234	3,334	6,506	6,582
Provision for loan losses	120	380	310	545
Net interest income after provision for loan losses	3,114	2,954	6,196	6,037
Noninterest income	487	512	979	1,002
Noninterest expense	2,714	2,604	5,455	5,498
Income before federal income taxes	887	862	1,720	1,541
Provision for federal income taxes	213	210	403	357
Net income	$ 674	$ 652	$ 1,317	$ 1,184

Earnings per share
Basic	$ 0.23	$ 0.23	$ 0.45	$ 0.41
Diluted	$ 0.23	$ 0.23	$ 0.45	$ 0.41

Dividends per share	$ 0.06	$ 0.05	$ 0.12	$ 0.10

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	September 30, 2010	March 31, 2010
	(Unaudited)
ASSETS

Cash and cash equivalents	$10,664	$9,875
Investment securities, net (1)	131,872	120,561
Loans receivable, net	239,787	247,006
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,080	7,291
Foreclosed assets held for sale, net	2,538	2,888
Other assets	13,661	13,386
TOTAL ASSETS	$410,627	$406,032

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$314,973	$311,934
Other short-term borrowings	7,021	7,454
Federal Home Loan Bank Advances	45,500	45,500
Accrued interest payable and other liabilities	4,425	4,149
TOTAL LIABILITIES	371,919	369,037

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,003	36,012
Retained earnings	15,298	14,332
Shares acquired by ESOP	(762)	(807)
Treasury Stock, at cost - 974,618 shares	(14,530)	(14,530)
Accumulated other comprehensive income	2,301	1,590
TOTAL STOCKHOLDERS' EQUITY	38,708	36,995

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$410,627	$406,032
(1) Includes held to maturity classifications.
CONTACT:  Wayne Savings Bancshares, Inc.
          H. Stewart Fitz Gibbon III, Executive Vice President,
           Chief Financial Officer
         (330) 264-5767